Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-260069 on Form S-3 and Registration Statement Nos. 333-249130 and 333-256013 on Form S-8 of our report dated March 31, 2022, relating to the financial statements of Taysha Gene Therapies, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
March 31, 2022